Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

May 29, 2025

Peakstone Realty Trust
1520 E. Grand Avenue
El Segundo, California 90245

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Peakstone Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 2,068,168 common shares (the “Shares”) of beneficial interest, par value $0.001 per share, of the Company (the “Common Shares”), that the Company may issue pursuant to the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan (the “Original Plan”), as amended by the First Amendment to the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan (the “First Amendment”) and the Second Amendment to the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan (the “Amendment,” and together with the Original Plan and the First Amendment, the “Plan”), consisting of (i) 2,000,000 additional Common Shares that the Company is authorized to issue under the Plan pursuant to the Amendment, and (ii) 68,168 Common Shares that, in accordance with the Plan, have become available for issuance under the Plan to the extent that Awards (as defined below) have been terminated, cancelled or expired, covered by the above-referenced Registration Statement and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.          The Registration Statement;

2.          The Plan, certified as of the date hereof by an officer of the Company;

3.         The Declaration of Trust of the Company (the “Declaration of Trust”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.          The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.        Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company relating to the authorization of the Amendment and the issuance of the Shares, certified as of the date hereof by an officer of the Company;

Peakstone Realty Trust May 29, 2025 Page 2
6.          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.          A certificate executed by an officer of the Company, dated as of the date hereof; and

8.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.          All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.          The Shares will not be issued or transferred in violation of Article VII of the Declaration of Trust or any restrictions contained in the Plan.

6.          Upon the issuance of any of the Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust.

Peakstone Realty Trust May 29, 2025 Page 3
7.          Each award that provides for the potential issuance of a Share pursuant to the Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the Plan, and any Share issued pursuant to any such Award will be issued in accordance with the terms of the Plan and such Award, including any agreement entered into in connection therewith.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.          The Company is a real estate investment trust duly formed and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.         The issuance of the Shares has been duly authorized and, when and to the extent issued and delivered by the Company in accordance with the Registration Statement, the Resolutions and the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP